Exhibit 99.1

For Immediate Release
NASDAQ Stock Market:	MCBC

Macatawa Bank Corporation Reports
Second Quarter 2021 Results

HOLLAND, Mich. (July 22, 2021) – Macatawa Bank Corporation (NASDAQ: MCBC), the holding company for Macatawa Bank (collectively, the “Company”), today announced its results for the second quarter 2021.

•	Net income of $7.8 million in second quarter 2021 versus $7.6 million in second quarter 2020
•	Negative provision for loan losses (benefit) of $750,000 taken in the second quarter 2021 versus $1.0 million provision expense taken in the second quarter 2020
•
Net interest margin decreased 55 basis points to 2.19% for the second quarter 2021 compared to the second quarter 2020 reflecting a significant increase in on-balance sheet liquidity and the continued low interest rate environment

•	Growth in non-interest income of $315,000 (5%) from second quarter 2020 driven by increased wealth management and debit card interchange income
•	Loan portfolio balances down by $324 million (21%) from second quarter 2020 reflecting significant PPP loan forgiveness by the SBA
•	Deposit balances up by $482 million (23%) from second quarter 2020
•	The Company redeemed its remaining $20 million trust preferred securities on July 7, 2021
•	Capital and liquidity levels increased further during the quarter and remain strong

The Company reported net income of $7.8 million, or $0.23 per diluted share, in the second quarter 2021 compared to $7.6 million, or $0.22 per diluted share, in the second quarter 2020.  For the first six months of 2021, the Company reported net income of $15.6 million, or $0.46 per diluted share, compared to $14.0 million, or $0.41 per diluted share, for the same period in 2020.

"We are pleased to report solid results for the second quarter of 2021,” said Ronald L. Haan, President and CEO of the Company.  “While the impact of the COVID-19 pandemic continues to pose challenges for the banking business, we remained focused on serving the financial needs of our customers and our community.   We originated an additional 253 loans totaling $31.5 million in the second quarter 2021 in the Small Business Administration’s Paycheck Protection Program (PPP).  These new loans were in addition to the $443.6 million of PPP loans previously originated since the program’s inception in April 2020.  The loans protect jobs and allow continued paychecks to employees in those companies and the communities we serve.

In addition, we are happy to serve our customers with their deposit needs.  They are retaining an unprecedented level of balances with us as evidenced by the continuing growth in our deposits.  Total deposits have grown from $1.7 billion at March 31, 2020 to over $2.6 billion at June 30, 2021.  This not only speaks to the strength of our customers, but their confidence in us as their banking institution.  As a result of these high balances, our on-balance sheet liquidity is stronger than it has ever been.”

Macatawa Bank Corporation 2Q Results / page 2 of 7

Mr. Haan concluded:  "Despite a challenging environment, we produced strong earnings for the second quarter of 2021.  Our asset quality is strong as evidenced by a negative provision for loan losses and continuing favorable credit metrics.  In addition, as the economy continues to reopen, we will look for even more opportunities to safely deploy the excess funds our customers have entrusted us with.”

Operating Results
Net interest income for the second quarter 2021 totaled $14.5 million, a decrease of $33,000 from the first quarter 2021 and a decrease of $590,000 from the second quarter 2020.  Net interest margin for the second quarter 2021 was 2.19 percent, down 14 basis points from the first quarter 2021, and down 55 basis points from the second quarter 2020.  Net interest income for the second quarter 2021 benefitted from amortization of $2.4 million in fees from loans originated under the PPP, compared to $2.0 million in the first quarter 2020 and $938,000 in the second quarter 2020.  These fees are amortized over the loans’ contractual maturity, which is 24 months or 60 months, as applicable.  Upon SBA  forgiveness, the remaining unamortized fees are recognized into interest income.  During the second quarter 2021, the Company had approved and received forgiveness disbursements from the SBA on 200 loans with balances totaling $107.7 million.  In the first quarter 2021, the Company had approved and received forgiveness disbursements from the SBA on 573 loans with balances totaling $71.7 million.  Net interest margin was negatively impacted in the second quarter 2021 versus the second quarter 2020 by our carrying significantly higher balances of federal funds sold due to the significant increase in balances held by depositors throughout the COVID-19 pandemic.  These balances, which earn only 10-15 basis points in interest, increased by $676.8 million, on average, from the second quarter 2020 and caused a 67 basis point decrease in net interest margin in the second quarter 2021.  Floor rates established by the Company on its variable rate loans over recent years served to soften the negative impact on net interest income of the 2020 federal funds rate decreases.  Without these floors, net interest income for the quarter would have been lower than stated by approximately $1.0 million.

Average interest earning assets for the second quarter 2021 increased $132.6 million from the first quarter 2021 and were up $453.7 million from the second quarter 2020.  Increases in deposit balances, particularly municipal and business deposits, resulted from these customers holding higher balances throughout the COVID-19 pandemic.

On July 7, 2021, the Company redeemed its remaining $20.0 million of trust preferred securities.  The Company estimates that this will save nearly $600,000 of interest expense annually, with regulatory capital remaining significantly above levels required to be categorized as well capitalized.

Non-interest income decreased $370,000 in the second quarter 2021 compared to the first quarter 2021 and increased $315,000 from the second quarter 2020.  Gains on sales of mortgage loans in the second quarter 2021 were down $704,000 compared to the first quarter 2021 and were down $538,000 from the second quarter 2020.  The Company originated $39.2 million in mortgage loans for sale in the second quarter 2021 compared to $47.3 million in the first quarter 2021 and $50.1 million in the second quarter 2020.  Higher wealth management fees, including trust and brokerage, along with an increased level of debit card interchange income from customer usage softened the effect of a lower level of mortgage gains recognized in the quarter.

Macatawa Bank Corporation 2Q Results / page 3 of 7

Non-interest expense was $11.7 million for the second quarter 2021, compared to $11.5 million for the first quarter 2021 and $10.5 million for the second quarter 2020.  The largest component of non-interest expense was salaries and benefit expenses.  Salaries and benefit expenses were up $90,000 compared to the first quarter 2021 and were up $736,000 compared to the second quarter 2020.  In response to uncertainty as the COVID-19 pandemic emerged in 2020, the Company took certain actions to mitigate the negative effects of the shutdown of the economy, including freezes on both hiring personnel and salary increases for senior management as well as suspension of 401k matching contributions and bonus accruals.  These were reinstated later in the second half of 2020.  This affects comparability between the first half of 2020 and the first half of 2021.  The increases compared to the second quarter 2020 were due to these factors along with a higher level of salary deferral resulting from PPP loan originations in 2020.  The table below identifies the primary components of the changes in salaries and benefits between periods.

Dollars in 000s	Q2 2021 to Q1 2021	Q2 2021 To Q2 2020

Salaries and other compensation	$(51)	$145
Salary deferral from commercial loans	84	261
Bonus accrual	35	163
Mortgage production – variable comp	46	47
401k matching contributions	(24)	45
Medical insurance costs	---	75
Total change in salaries and benefits	$90	$736

FDIC assessment expense was $159,000 in the second quarter 2021 compared to $170,000 in the first quarter 2020 and $76,000 in the second quarter 2020.  FDIC assessment expense in the second quarter 2020 was lower as there were some FDIC assessment credits applied in that quarter.  All of the Company’s FDIC assessment credits had been applied by the second quarter 2020, so expense increased since then.  Data processing expenses were down $53,000 in the second quarter 2021 compared to the first quarter 2021 due to elevated costs in the first quarter 2021 from the online banking conversion and were up $67,000 compared to the second quarter 2020 due to higher ongoing online banking expenses due to higher usage by deposit customers.  Other categories of non-interest expense were relatively flat compared to the first quarter 2021 and the second quarter 2020 due to a continued focus on expense management.

Federal income tax expense was $1.8 million for each of the second quarter 2021, the first quarter 2021, and the second quarter 2020.  The effective tax rate was 19.1 percent for the second quarter 2021, compared to 18.5 percent for the first quarter 2020 and 18.7 percent for the second quarter 2020.

Macatawa Bank Corporation 2Q Results / page 4 of 7

Asset Quality
A negative provision for loan losses (benefit) of $750,000 was recorded in the second quarter 2021 compared to no provision in the first quarter 2021 and provision expense of $1.0 million in the second quarter 2020.  The large provision in the second quarter 2020 was due primarily to a $4.1 million charge-off on a single loan relationship with a business in the movie theatre industry, which was significantly impacted by the COVID-19 pandemic related restrictions.  Net loan recoveries for the second quarter 2021 were $104,000, compared to first quarter 2021 net loan recoveries of $44,000 and second quarter 2020 net loan charge-offs of $4.0 million.  At June 30, 2021, the Company had experienced net loan recoveries in twenty-four of the past twenty-six quarters.  Total loans past due on payments by 30 days or more amounted to $126,000 at June 30, 2021, down $91,000 from $217,000 at March 31, 2021 and down $3.2 million from $3.3 million at June 30, 2020.  Delinquencies were up at June 30, 2020 due primarily to the remaining balance of the movie theater loan in process of liquidation at June 30, 2020.  Delinquency as a percentage of total loans was just 0.01 percent at June 30, 2021, well below the Company’s peer level.

The allowance for loan losses of $16.8 million was 1.36 percent of total loans at June 30, 2021, compared to 1.26 percent of total loans at March 31, 2021, and 1.01 percent at March 31, 2020.  The ratio at June 30, 2021, March 31, 2021 and June 30, 2020 includes the PPP loans, which are fully guaranteed by the SBA and receive no allowance allocation.  The ratio excluding PPP loans was 1.57 percent at June 30, 2021, 1.55 percent at March 31, 2021 and 1.29 percent at June 30, 2020.  The coverage ratio of allowance for loan losses to nonperforming loans continued to be strong and significantly exceeded 1-to-1 coverage at 39-to-1 as of June 30, 2021.

The CARES Act enacted in the first quarter of 2020 allowed the Company to provide payment relief to borrowers that were current on their loan terms without being required to identify those loans as troubled debt restructurings.  The Company granted 726 of these modifications with principal balances totaling $337.2 million.  At June 30, 2021, all of the modifications granted had expired and the loans were back to their contractual terms.  The table below shows the number of loans and balances that were under such modifications as of the end of the quarter for the dates indicated.

Dollars in 000s	Number of COVID-19 Modifications	Balance of COVID-19 Modifications
June 30, 2020	599	$297,269
September 30, 2020	26	$79,894
December 31, 2020	6	$2,018
March 31, 2021	5	$21,894
June 30, 2021	0	$0

At June 30, 2021, the Company's nonperforming loans were $433,000, representing 0.03 percent of total loans.  This compares to $525,000 (0.04 percent of total loans) at March 31, 2021 and $3.0 million (0.19 percent of total loans) at June 30, 2020.  Nonperforming loans at June 30, 2020 were elevated due to a single commercial loan relationship that was resolved during the third quarter 2020.  Other real estate owned and repossessed assets were $2.3 million at June 30, 2021, compared to $2.4 million at March 31, 2021 and $2.6 million at June 30, 2020. Total non-performing assets, including other real estate owned and nonperforming loans, were $2.8 million, or 0.09 percent of total assets, at June 30, 2021.  Total nonperforming assets, including other real estate owned and nonperforming loans, decreased by $2.8 million from June 30, 2020 to June 30, 2021.

Macatawa Bank Corporation 2Q Results / page 5 of 7

A break-down of non-performing loans is shown in the table below.

Dollars in 000s	June 30, 2021	Mar 31, 2021	Dec 31, 2020	Sept 30, 2020	Jun 30, 2020

Commercial Real Estate	$341	$432	$438	$97	$2,857
Commercial and Industrial	---	---	---	---	---
Total Commercial Loans	341	432	438	97	2,857
Residential Mortgage Loans	92	93	95	98	100
Consumer Loans	---	---	---	---	---
Total Non-Performing Loans	$433	$525	$533	$195	$2,957

A break-down of non-performing assets is shown in the table below.

Dollars in 000s	June 30, 2021	Mar 31, 2021	Dec 31, 2020	Sept 30, 2020	Jun 30, 2020

Non-Performing Loans	$433	$525	$533	$195	$2,957
Other Repossessed Assets	---	---	---	---	---
Other Real Estate Owned	2,343	2,371	2,537	2,624	2,624
Total Non-Performing Assets	$2,776	$2,896	$3,070	$2,819	$5,581

Balance Sheet, Liquidity and Capital

Total assets were $2.94 billion at June 30, 2021, an increase of $206.7 million from $2.73 billion at March 31, 2021 and an increase of $489.9 million from $2.45 billion at June 30, 2020.  Assets were elevated at each period due to customers holding a higher level of deposits during the COVID-19 pandemic, including balances from PPP loan proceeds.  Total loans were $1.24 billion at June 30, 2021, a decrease of $144.6 million from $1.38 billion at March 31, 2021 and a decrease of $324.4 million from $1.56 billion at June 30, 2020.

Commercial loans decreased by $251.3 million from June 30, 2020 to June 30, 2021, along with a decrease of $58.6 million in the residential mortgage portfolio, and a decrease of $14.4 million in the consumer loan portfolio.  Within commercial loans, commercial real estate loans decreased by $40.1 million and commercial and industrial loans decreased by $45.2 million.  However, the largest decrease in commercial loans was in PPP loans which decreased by $166.0 million due to forgiveness by the SBA of $292.9 million in PPP loans offset by new PPP loan originations of $126.9 million.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	June 30, 2021	Mar 31, 2021	Dec 31, 2020	Sept 30, 2020	Jun 30, 2020

Construction and Development	$102,608	$117,178	$118,665	$121,578	$127,094
Other Commercial Real Estate	427,291	423,424	433,508	437,345	442,862
Commercial Loans Secured by Real Estate	529,899	540,602	552,173	558,923	569,956
Commercial and Industrial	359,846	392,208	436,331	413,702	405,093
Paycheck Protection Program	169,679	253,811	229,079	339,216	335,668
Total Commercial Loans	$1,059,424	$1,186,621	$1,217,583	$1,311,841	$1,310,717

Bank owned life insurance was $52.5 million at June 30, 2021, up $10.3 million from $42.2 million at March 31, 2021 and up $9.9 million from $41.7 million at June 30, 2020 due to an additional $10.0 million in insurance policies purchased early in the second quarter 2021 and earnings on the underlying investments.

Macatawa Bank Corporation 2Q Results / page 6 of 7

Total deposits were $2.6 billion at June 30, 2021, up $212.1 million, or 8.8 percent, from $2.39 billion at March 31, 2021 and were up $481.8 million, or 22.7 percent, from $2.12 billion at June 30, 2020.  Demand deposits were up $235.1 million in the second quarter 2021 compared to the first quarter 2021 and were up $426.4 million compared to the second quarter 2020.  Money market deposits and savings deposits were down $17.2 million from the first quarter 2021 and were up $91.9 million from the second quarter 2020.  Certificates of deposit were down $5.8 million at June 30, 2021 compared to March 31, 2021 and were down $36.5 million compared to June 30, 2020 as customers reacted to changes in market interest rates.  As deposit rates have dropped, the Company has experienced some shifting between deposit types and, overall, deposit customers are holding higher levels of liquid deposit balances in the low interest rate environment and due to uncertainty related to the COVID-19 pandemic.  The Company continues to be successful at attracting and retaining core deposit customers.  Customer deposit accounts remain insured to the highest levels available under FDIC deposit insurance.

The Company's total risk-based regulatory capital ratio at June 30, 2021 was higher than the ratios at both March 31, 2021 and June 30, 2020.  Macatawa Bank’s risk-based regulatory capital ratios continue to be at levels considerably above those required to be categorized as “well capitalized” under applicable regulatory capital guidelines.  As such, the Bank was categorized as "well capitalized" at June 30, 2021.

About Macatawa Bank
Headquartered in Holland, Michigan, Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties.  The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been recognized for ten years as “West Michigan’s 101 Best and Brightest Companies to Work For”. For more information, visit www.macatawabank.com.

Macatawa Bank Corporation 2Q Results / page 7 of 7

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions.  Forward-looking statements are identifiable by words or phrases such as “anticipates,” "believe," "expect," "may," "should," "will," ”intend,” "continue," "improving," "additional," "focus," "forward," "future," "efforts," "strategy," "momentum," "positioned," and other similar words or phrases.  Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These statements include, among others, statements related to risks and uncertainties related to, and the impact of, the global coronavirus (COVID-19) pandemic on the business, financial condition and results of operations of our company and our customers, trends in our key operating metrics and financial performance, future levels of earnings and profitability, future levels of earning assets, future asset quality, future growth, and future net interest margin.  All statements with references to future time periods are forward-looking.  Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other real estate owned at its carrying value or at all, reduce non-performing asset expenses, utilize our deferred tax asset, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, improve profitability, and produce consistent core earnings is not entirely within our control and is not assured.  The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2020.  These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly			Six Months Ended
EARNINGS SUMMARY	2nd Qtr 2021	1st Qtr 2021	2nd Qtr 2020	June 30
				2021	2020
Total interest income	$15,184	$15,274	$16,507	$30,458	$34,001
Total interest expense	727	784	1,460	1,511	3,651
Net interest income	14,457	14,490	15,047	28,947	30,350
Provision for loan losses	(750)	-	1,000	(750)	1,700
Net interest income after provision for loan losses	15,207	14,490	14,047	29,697	28,650

NON-INTEREST INCOME
Deposit service charges	1,065	992	860	2,057	1,970
Net gains on mortgage loans	1,311	2,015	1,849	3,326	2,499
Trust fees	1,133	1,005	945	2,138	1,880
Other	2,660	2,527	2,200	5,186	4,464
Total non-interest income	6,169	6,539	5,854	12,707	10,813

NON-INTEREST EXPENSE
Salaries and benefits	6,502	6,412	5,766	12,914	12,457
Occupancy	994	1,037	949	2,031	1,958
Furniture and equipment	978	937	882	1,915	1,737
FDIC assessment	159	170	76	329	76
Other	3,085	2,929	2,831	6,014	5,998
Total non-interest expense	11,718	11,485	10,504	23,203	22,226
Income before income tax	9,658	9,544	9,397	19,201	17,237
Income tax expense	1,840	1,766	1,759	3,605	3,188
Net income	$7,818	$7,778	$7,638	$15,596	$14,049

Basic earnings per common share	$0.23	$0.23	$0.22	$0.46	$0.41
Diluted earnings per common share	$0.23	$0.23	$0.22	$0.46	$0.41
Return on average assets	1.11%	1.17%	1.31%	1.14%	1.29%
Return on average equity	12.79%	12.91%	13.50%	12.85%	12.58%
Net interest margin (fully taxable equivalent)	2.19%	2.33%	2.74%	2.25%	2.98%
Efficiency ratio	56.81%	54.62%	50.26%	55.70%	54.00%

BALANCE SHEET DATA	June 30	March 31	June 30
Assets	2021	2021	2020
Cash and due from banks	$31,051	$26,900	$33,079
Federal funds sold and other short-term investments	1,189,266	884,985	426,926
Debt securities available for sale	239,955	233,672	229,489
Debt securities held to maturity	121,867	89,170	89,195
Federal Home Loan Bank Stock	11,558	11,558	11,558
Loans held for sale	4,752	9,315	1,677
Total loans	1,238,327	1,382,951	1,562,688
Less allowance for loan loss	16,806	17,452	15,855
Net loans	1,221,521	1,365,499	1,546,833
Premises and equipment, net	42,906	43,113	43,052
Bank-owned life insurance	52,507	42,244	42,654
Other real estate owned	2,343	2,371	2,624
Other assets	23,360	25,514	24,061

Total Assets	$2,941,086	$2,734,341	$2,451,148

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$956,961	$848,798	$748,624
Interest-bearing deposits	1,643,115	1,539,147	1,369,667
Total deposits	2,600,076	2,387,945	2,118,291
Other borrowed funds	60,000	70,000	70,000
Long-term debt	20,619	20,619	20,619
Other liabilities	12,174	13,398	12,900
Total Liabilities	2,692,869	2,491,962	2,221,810

Shareholders' equity	248,217	242,379	229,338

Total Liabilities and Shareholders' Equity	$2,941,086	$2,734,341	$2,451,148

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly					Year to Date

	2nd Qtr 2021	1st Qtr 2021	4th Qtr 2020	3rd Qtr 2020	2nd Qtr 2020	2021	2020
EARNINGS SUMMARY
Net interest income	$14,457	$14,490	$16,513	$14,674	$15,047	$28,947	$30,350
Provision for loan losses	(750)	-	800	500	1,000	(750)	1,700
Total non-interest income	6,169	6,539	7,072	6,092	5,854	12,707	10,813
Total non-interest expense	11,718	11,485	11,966	11,533	10,504	23,203	22,226
Federal income tax expense	1,840	1,766	1,822	1,613	1,759	3,605	3,188
Net income	$7,818	$7,778	$8,997	$7,120	$7,638	$15,596	$14,049

Basic earnings per common share	$0.23	$0.23	$0.26	$0.21	$0.22	$0.46	$0.41
Diluted earnings per common share	$0.23	$0.23	$0.26	$0.21	$0.22	$0.46	$0.41

MARKET DATA
Book value per common share	$7.26	$7.09	$7.01	$6.86	$6.72	$7.26	$6.72
Tangible book value per common share	$7.26	$7.09	$7.01	$6.86	$6.72	$7.26	$6.72
Market value per common share	$8.75	$9.95	$8.37	$6.53	$7.82	$8.75	$7.82
Average basic common shares	34,193,016	34,195,526	34,154,820	34,109,901	34,108,982	34,194,264	34,108,057
Average diluted common shares	34,193,016	34,195,526	34,154,820	34,109,901	34,108,982	34,194,264	34,108,057
Period end common shares	34,192,317	34,193,132	34,197,519	34,101,320	34,114,901	34,192,317	34,114,901

PERFORMANCE RATIOS
Return on average assets	1.11%	1.17%	1.39%	1.12%	1.31%	1.14%	1.29%
Return on average equity	12.79%	12.91%	15.24%	12.29%	13.50%	12.85%	12.58%
Net interest margin (fully taxable equivalent)	2.19%	2.33%	2.69%	2.43%	2.74%	2.25%	2.98%
Efficiency ratio	56.81%	54.62%	50.74%	55.54%	50.26%	55.70%	54.00%
Full-time equivalent employees (period end)	321	327	328	327	335	321	335

ASSET QUALITY
Gross charge-offs	$30	$50	$22	$24	$4,183	$80	$4,222
Net charge-offs/(recoveries)	$(104)	$(44)	$(50)	$(203)	$4,034	$(148)	$3,046
Net charge-offs to average loans (annualized)	-0.03%	-0.01%	-0.01%	-0.05%	1.03%	-0.02%	0.41%
Nonperforming loans	$433	$525	$533	$195	$2,957	$433	$2,957
Other real estate and repossessed assets	$2,343	$2,371	$2,537	$2,624	$2,624	$2,343	$2,624
Nonperforming loans to total loans	0.03%	0.04%	0.04%	0.01%	0.19%	0.03%	0.19%
Nonperforming assets to total assets	0.09%	0.11%	0.12%	0.11%	0.23%	0.09%	0.23%
Allowance for loan losses	$16,806	$17,452	$17,408	$16,558	$15,855	$16,806	$15,855
Allowance for loan losses to total loans	1.36%	1.26%	1.22%	1.07%	1.01%	1.36%	1.01%
Allowance for loan losses to total loans (excluding PPP loans)	1.57%	1.55%	1.45%	1.38%	1.29%	1.57%	1.01%
Allowance for loan losses to nonperforming loans	3881.29%	3324.19%	3266.04%	8491.28%	536.19%	3881.29%	536.19%

CAPITAL
Average equity to average assets	8.70%	9.04%	9.11%	9.07%	9.68%	8.87%	10.26%
Common equity tier 1 to risk weighted assets (Consolidated)	17.10%	16.73%	15.79%	15.30%	14.92%	17.10%	14.92%
Tier 1 capital to average assets (Consolidated)	9.48%	9.80%	9.89%	9.78%	10.49%	9.48%	10.49%
Total capital to risk-weighted assets (Consolidated)	19.66%	19.33%	18.29%	17.74%	17.30%	19.66%	17.30%
Common equity tier 1 to risk weighted assets (Bank)	16.57%	17.60%	16.67%	16.18%	15.81%	16.57%	15.81%
Tier 1 capital to average assets (Bank)	8.49%	9.52%	9.63%	9.52%	10.21%	8.49%	10.21%
Total capital to risk-weighted assets (Bank)	17.73%	18.81%	17.84%	17.28%	16.87%	17.73%	16.87%
Common equity to assets	8.44%	8.87%	9.08%	9.32%	9.36%	8.44%	9.36%
Tangible common equity to assets	8.44%	8.87%	9.08%	9.32%	9.36%	8.44%	9.36%

END OF PERIOD BALANCES
Total portfolio loans	$1,238,327	$1,382,951	$1,429,331	$1,542,335	$1,562,688	$1,238,327	$1,562,688
Earning assets	2,803,634	2,611,093	2,510,882	2,376,943	2,316,213	2,803,634	2,316,213
Total assets	2,941,086	2,734,341	2,642,026	2,508,718	2,451,148	2,941,086	2,451,148
Deposits	2,600,076	2,387,945	2,298,587	2,170,579	2,118,291	2,600,076	2,118,291
Total shareholders' equity	248,217	242,379	239,843	233,865	229,338	248,217	229,338

AVERAGE BALANCES
Total portfolio loans	$1,324,915	$1,401,399	$1,481,054	$1,542,838	$1,571,544	$1,362,946	$1,478,005
Earning assets	2,669,862	2,537,300	2,457,746	2,416,072	2,216,193	2,603,948	2,056,714
Total assets	2,809,487	2,666,802	2,590,875	2,554,198	2,338,888	2,738,539	2,178,355
Deposits	2,468,398	2,321,012	2,249,679	2,215,509	2,007,258	2,395,112	1,854,626
Total shareholders' equity	244,516	241,023	236,127	231,702	226,288	242,779	223,413